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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For information contact:
Yvonne Donaldson                                              Bob Joyce
BindView Corporation                                          Financial Dynamics
1-713-561-4023    1-617-747-3620
yvonne.donaldson@bindview.com                                 bjoyce@fd-us.com


                BINDVIEW DELAYS THIRD-QUARTER FINANCIAL RESULTS
                   REAFFIRMS FOURTH-QUARTER REVENUE ESTIMATES

         HOUSTON - OCT. 28, 2004 - BindView Corporation (NASDAQ:BVEW), a leading provider of proactive business policy, IT security and directory management software, announced today that it is delaying the release of its financial results for the third quarter ended September 30, 2004. The Company also announced that its audit committee has commenced an investigation of the revenue recognition practices of its Latin American operations, which has accounted for less than two percent of the Company's consolidated revenues. The Company is diligently working to complete the investigation and will release its third quarter results, as well as restated results, if necessary, for periods prior to the third quarter, promptly upon completion of the investigation.

         The investigation currently concerns revenues totaling approximately $1.0 million, including $800 thousand in the first half of 2004 and $250 thousand in the second half of 2003. Executive management began investigating certain aspects of the Company's Latin American operations on October 14, as a result of information discovered in the course of its ongoing collection efforts on certain Latin American accounts receivable. Executive management notified the audit committee of its investigation and subsequently reported its preliminary findings to the committee. The audit committee has retained independent legal counsel to provide advice in connection with the committee's own investigation of these matters. Revenue transactions being investigated occurred during the twelve months ended June 30, 2004, and represent less than two percent of the Company's consolidated revenues during that period.

         "Our internal review of Latin American operations and our delay of our third-quarter results are appropriate courses of action," said BindView Chairman and Chief Executive Officer Eric J. Pulaski. "The fundamental strength of our business remains unchanged, and we are confident in our ability to achieve our fourth-quarter targets. We believe the transactions under review are isolated and relatively small. We will take appropriate remedial action in accordance with the results of the investigation."

         During the third quarter of 2004, the Company received orders totaling approximately $200 thousand from Latin American operations, which were included in its revised estimates provided earlier this month. The Company has determined it will exclude these transactions, and accordingly has revised its revenue estimate for the third

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quarter from $17.5 million to $17.3 million and its net loss from $1.9 million to $2.2 million. This revised net loss estimate assumes that any financial charges arising from the investigation will be reflected in the Company's operating results for periods prior to the third quarter of 2004.

REAFFIRMS FOURTH-QUARTER REVENUE ESTIMATES

         The Company reiterated its previously announced fourth-quarter revenue estimates of $24 million to $29 million, and lowered its net income estimates for the fourth quarter by $0.5 million to cover anticipated expenses for the investigation. Net income for the fourth quarter is expected to range between $3.8 million ($0.07 per share) to $5.9 million ($0.11 per share).

SCHEDULED CONFERENCE CALL

         BindView will conduct a conference call to comment on the Latin American investigation in the time slot previously reserved for its financial results and provide details on recently announced operational changes. The call will be led by BindView Chairman and Chief Executive Officer Eric Pulaski, joined by newly appointed President and Chief Operating Officer Arshad Matin, and Executive Vice President and Chief Financial Officer Edward Pierce.

     Date/Time:         Oct. 28, 2004 - 4:00 CDT
     Dial-In Numbers:   1-800-500-0311; Code 833223 (for domestic callers)
                        1-719-457-2698; Code 833223 (for international callers)
     Replay Numbers:    1-888-203-1112; Code 833223 (for domestic callers)
                        1-719-457-0820; Code 833223 (for international callers)

ABOUT BINDVIEW

         BindView Corporation is a leading provider of proactive business policy, IT security and directory management software. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, and directory administration across the entire organization. With BindView insight at work(TM), customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView's Website at http://www.bindview.com. BindView can also be reached at 1-800-749-8439 or at 1-713-561-4000.
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Statements in this news release not based on historical fact are
"forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the investigation into the Company's Latin American operations; prospective customers' decisions to complete transactions in the fourth quarter; the company's ability to successfully close sufficient fourth-quarter transactions; and the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.